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                                                                      EXHIBIT 11

                     U.S. HOME CORPORATION AND SUBSIDIARIES
            INCOME PER COMMON SHARE FOR THE CONSOLIDATED STATEMENTS
  INCOME HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
                COMMON SHARE EQUIVALENTS OUTSTANDING AS FOLLOWS:
                 (Dollars in Thousands, Except Per Share Data)

                                                                       Years Ended December 31,
                                                 -----------------------------------------------------------
                                                         1995                     1994                  1993
                                                         ----                     ----                  ----
Income per common and
  common equivalent shares -
  Net income                                     $     36,914             $     32,829          $     71,691
                                                 ============             ============          ============

  Weighted average common
      shares outstanding                           11,576,829               11,366,810            11,259,262
  Effect of assumed exercise of
      dilutive stock options
      and warrants                                    196,270                        -               371,809
                                                 ------------             ------------          ------------
  Total common and common
      equivalent shares                            11,773,099               11,366,810            11,631,071
                                                 ============             ============          ============

Income per common and
  common equivalent shares                       $       3.14             $       2.89          $       6.16
                                                 ============             ============          ============
Income per common share,
   assuming full dilution -
   Net income                                    $     36,914             $     32,829          $     71,691
Add interest applicable to
   4.875% convertible
   subordinated debentures,
   net of income taxes                                  2,006                    1,220                   174
                                                 ------------             ------------          ------------
Income per common share,
   assuming full dilution                        $     38,920             $     34,049          $     71,865
                                                 ============             ============          ============

Total common and common
   equivalent shares                               11,773,099               11,366,810            11,631,071
Assumed additional common shares
   from exercise of dilutive stock
   options and warrants resulting
   from use of market price of
   common stock at end of period                      495,009                        -               102,550
Assumed conversion of 4.875%
   convertible subordinated
   debentures at $35.50 per share
   at date of issuance (see Note 2 of
   Notes to Consolidated
   Financial Statements)                            2,253,521                2,253,521               376,616
                                                 ------------             ------------          ------------
Common shares, assuming
   full dilution                                   14,521,629               13,620,331            12,110,237
                                                 ============             ============          ============

Income per common share
   assuming full dilution                        $       2.68             $       2.50          $       5.93
                                                 ============             ============          ============

       NOTE A - SEE NOTE 1 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS